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                                                                   Exhibit 10.09

                                24/7 MEDIA INC.
                              NETWORK AFFILIATION
                                   AGREEMENT

This Network Affiliate Agreement is entered into and effective as of the 26th day of August, 1999 ("Effective Date") by and between 24/7 Media Inc. and AllAdvantage.com Inc.

     WHEREAS, AllAdvantage.com (hereinafter the "Network Affiliate") is the operator and owner of the AllAdvantage.com Viewbar software program distributed to residents of the United States and Canada through which advertising banners can be served over the Internet (the "Web Site");

     WHEREAS, 24/7 Media, Inc. ("24/7"), a Delaware corporation with an address at 1250 Broadway, 27th floor, New York, NY 10001, operates a network of large, high-profile internet web sites (the "24/7 Network") for which it solicits advertisers, advertising agencies, buying services or others ("Advertisers") regarding the placement of advertising banners and similar devices for display on pages, screens, and other segments or spaces on web sites reasonably suitable for the display of advertising;

     WHEREAS, Network Affiliate wishes to subscribe to include the Web Site in the 24/7 Network, and 24/7 wishes to accept such subscription;

     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1.   Affiliation.
     -----------

     A. The Network Affiliate hereby grants to 24/7 the right to sell banner advertising for display on the central banner window of the Web Site ("Advertising") according to the terms of this Agreement. 24/7 may sell the Advertising on a "run of network" basis without identifying the name of the Network Affiliate to Advertisers.

2.   Obligations of 24/7.
     -------------------

     In furtherance of the foregoing, 24/7 covenants and agrees to:

          A. provide the Network Affiliate, during the term of this Agreement and only for use in the performance of this Agreement, with unique Tags (delivered with a targeting description) in HTML/Java or other appropriate languages that shall be affixed appropriately by Network Affiliate to the Web Site to enable 24/7 to serve Advertising to that Web Site or for the Network Affiliate to redirect Advertising;

          B. utilize its best efforts to sell Advertising on the Web Site to Advertisers through a package of web sites in appropriate groups and/or through

[*]   CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED FROM THE PUBLIC
FILING AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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          C.  serve or cause to be served Advertising to the Web Site, directly or, at the option of Network Affiliate, through Network Affiliate's third-party advertising serving service;

          D. provide the Network Affiliate with notice, via on-line posting, of new Advertising that has been solicited by 24/7 to be displayed on the Web Site and provide Network Affiliate with a targeting description of such Advertising, and to use its best efforts to honor any decision by Network Affiliate to decline any Advertising, in accordance with the provisions in 3(D) below. 24/7 agrees that it will provide the Network Affiliate with the necessary software to enable Network Affiliate to screen potential Advertising to be displayed on the Web Site in order to decline such Advertising in accordance with the provisions in 3(D) below;

          E. provide the Network Affiliate with real-time access to records that will allow it to monitor the volume of paid Advertising delivered to the Web Site and the revenue produced (subject to billing corrections and reasonable accounting adjustments) thereby. All such records produced or provided by 24/7
(i) shall govern and be the controlling documents in connection with all payments due Network Affiliate under Section 4 hereof, and (ii) shall be the joint property of 24/7 and Network Affiliate.

          F. refrain from delivering "cookie" files to users of the Web Site through the advertising served to the Web Site except in the limited circumstances that such cookies are technically required in order to serve the advertising. Nothing in this Agreement shall restrict 24/7's ability to use cookies that were not placed on a users machine by way of the Web Site. Any and all data regarding individual users of the Web Site collected by 24/7 ("Collected Data") in the provision and delivery of Advertising to the Web Site shall be the property of Network Affiliate. 24/7 agrees to use the Collected Data only as required to provide the services hereunder. Notwithstanding the foregoing, 24/7 may use and disclose, without the permission of Network Affiliate, the aggregate numbers of Advertising delivered to the Web Site (i) for 24/7's reporting purposes, consisting of compilation of aggregated statistics about the service that may be provided to advertisers, potential advertisers and the general public; (ii) and if required by court order, law or governmental agency;

          G. 24/7 agrees to deliver to the Network Affiliate, (i) a monthly statement showing revenues earned from Advertising served to the Web Site during the calendar month and any sum(s) due the Network Affiliate on account thereof, and (ii) within 30 days of collection or such revenue by 24/7, payment representing the Network Affiliate's portion of such revenues. 24/7 will maintain, for at least two years after termination of this Agreement, its records, contracts and accounts relating to Advertising sold on the Web Site under this Agreement and will permit, upon prior written notice and no more than two times per year, reasonable examination thereof at the offices of 24/7 by authorized representatives of Network Affiliate; and

          H. maintain suitable and qualified personnel in administrative, sales and technical positions necessary for 24/7 to perform effectively the terms of this Agreement.

3.   Obligations of Network Affiliate.
     --------------------------------

     The Network Affiliate covenants and agrees:

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          A.  that during the Term, it shall use reasonable efforts to continue and maintain the Web Site in a manner consistent with the intent and purpose of the Web Site on the date first written above;

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          B.  to insert the Tags on the Web Site in such a manner as to assure that the Advertising to be affixed to said Tag, once served, is fully and clearly visible on the Web Site when viewed at a 640 x 480 pixel resolution; and Network Affiliate shall be responsible for utilizing such Tags, in conjunction with the Advertising delivered by 24/7 pursuant to Section 2(D), to serve those Advertisements to the Web Site as deemed appropriate by Network Affiliate.

          C. that, on a monthly basis, not less than 20 million total ad impressions (the "Inventory") will be available for the sale of Advertising by 24/7. Upon thirty (30) days written notice to 24/7, Network Affiliate may increase this minimum Inventory number at its sole discretion.

          D. to notify 24/7 within one business day from the time 24/7 provides Network Affiliate with notice of any new Advertising, of the Network Affiliate's rejection of any new Advertising. Failure to provide timely notice of rejection of the new Advertising shall be deemed acceptance thereof, until such time as Network Affiliate notifies 24/7 of Network Affiliate's rejection thereof at which time 24/7 will use its best efforts to remove the Advertising; and

          E. to furnish 24/7 with statistical and other information regarding the Web Site as is reasonably available to the Network Affiliate and which is, in the opinion of the Network Affiliate, appropriate, in light of Network Affiliate's privacy policy, for use by 24/7 for the sale of Advertising on the Web Site ("Descriptive Information"). All such Descriptive Information provided by Network Affiliate shall remain the property of Network Affiliate. 24/7 shall have a limited right to use the Descriptive Information for the term of this Agreement and only for the purpose of providing the services hereunder. The Descriptive Information shall be considered Confidential Information under
Section 6 of this Agreement.

4.  Payments.
    --------

          A. (i) Advertisers shall be directed by 24/7 to promptly pay all cash and other consideration (the "Payment") generated from the sale of Advertising by 24/7 during the term of this agreement.

          (ii) 24/7 shall retain the percentage of the Net Payment (as defined below) in accordance with Section 4(A)(iii) below, and shall pay to the Network Affiliate the remaining percentage of the Net Payment. As used herein, the term "Net Payment" is defined as the Payment, less those advertising agency commissions actually retained by agencies or paid by 24/7 to agencies with respect to the sale of Advertising on the Web Site.

          (iii) Subject to verification by 24/7 of monthly Advertising impressions on the Web Site, the initial commission rate to 24/7 Media is [*] percent ([*])% of the Net Payment (the "24/7 Rate"). The 24/7 Rate shall be reduced to [*]% for those calendar months during which the click-through rate for Advertising on the Web Site is higher than the average affiliate click-through rate for the 24/7 Network for that month.

          B. In the event any Advertiser remits any payment for Advertising sold by 24/7 directly to the Network Affiliate rather than to 24/7, the Network Affiliate agrees to make prompt payment to 24/7 of any and all such payments.

[*]   CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED FROM THE PUBLIC
FILING AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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          C.  Each party will be obligated to comply with its obligations under this Agreement in respect of Advertising sold by 24/7 Media prior to the date of termination of this Agreement.


5.   Intellectual Property.  Each party shall retain ownership of that party's
     ---------------------
hardware, software, programs, codes, trade names, technology, intellectual property, licenses, patents, trademarks, copyrights, trade secrets, know-how, and processes (collectively a "Party's technology") used by the parties under this Agreement. Neither party shall have any right, title or interest in the other Party's technology. Upon the expiration or termination of this Agreement, each party shall promptly return all information, documents, manuals and other materials belonging to the other party except as otherwise provided in this Agreement.

6.   Confidentiality.  24/7 and Network Affiliate covenant to each other that
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neither party shall disclose to any third party (other than its employees and directors, in their capacity as such on a need to know basis so long as they are bound by the terms of this Agreement) or use, except as required to fulfill the obligations of this Agreement, any information regarding the terms and provisions of this Agreement or any non-public confidential information which has been identified as such by the other party hereto except (i) to the extent necessary to comply with any law or valid order of a court of competent jurisdiction (or any regulatory or administrative tribunal), in which event the party so complying shall so notify the others as promptly as practicable (and, if possible, prior to making any disclosure) and shall seek confidential treatment of such information, if available; (ii) as part of its normal reporting or review procedure to its auditors or its attorneys, as the case may be, so long as they are notified of the provisions of this Agreement; (iii) in order to enforce its rights pursuant to this Agreement; (iv) in connection with any filing with any governmental body or as otherwise required by law, including the federal securities laws and any applicable rules and regulations of any stock exchange or quotation system; (v) as authorized by the other party; and
(vi) in a confidential disclosure made in connection with a contemplated financing, merger, consolidation or sale of capital stock of 24/7 or the Network Affiliate. Information which is or should be reasonably understood to be confidential or proprietary includes, but is not limited to, information about either party's sales, cost and other unpublished financial information, product and business plans, projections, marketing data, and sponsors but shall not include information (a) already lawfully known to or independently developed by a party, (b) disclosed in published materials, (c) generally known to the public, (d) lawfully obtained from any third party or (e) required to be disclosed by law.

7.   Term and Termination.
     --------------------

     A. The Term of this Agreement will commence on the date first written above (the "Effective Date") and will continue for one year from the Effective Date, and will renew automatically for additional periods of one year, unless otherwise terminated pursuant to the terms of this Agreement. Either party may terminate the Agreement by giving written notice to the other party no earlier than four months after the effective date. Termination will be effective four
(4) months after the date on which written notice is given to the other party.

     B. Notwithstanding Section 7.A. above, this Agreement may be terminated by either party on 60 days' prior written notice to the other party upon the occurrence of a material breach by the other party of any covenant, duty or undertaking herein, which material breach continues without cure for a

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period of 30 days after written notice of such breach is received by the breaching party from the non-breaching party.

     C. Notwithstanding Section 7.A. or 7.B. above, this Agreement may be terminated by 24/7 on written notice to the Network Affiliate upon the occurrence of a material breach by Affiliate of its covenants under Section 8(i) of this Agreement, which material breach continues without cure for a period of more than 48 hours after written notice of such breach is received by Network Affiliate from 24/7 of such breach, or which material breach occurs on more than two occasions.

     D. Notwithstanding Section 7(A) or 7(B) of this Agreement, the Agreement may be terminated by 24/7 on 30 days' prior written notice to the Network Affiliate if the number of impressions in any two consecutive months is less than one million average per month or if the average click-through rate for the Advertising served on the Web Site for any three-month period is less than 0.25%.

     E. Notwithstanding Section 7(A) or 7(B) above, this Agreement may be terminated by Network Affiliate on written notice to 24/7 upon the occurrence of a material breach by 24/7 of its covenants under Section 2(F) of this Agreement, which material breach continues without cure for a period of more than 48 hours after written notice of such breach is received by 24/7 from Network Affiliate of such breach, or which material breach occurs on more than two occasions.

8.   Content of Web Site.  Each party covenants and agrees not to include or
     -------------------
provide via the Web Site any material that is or may be considered: (i) libelous, pornographic, obscene, or defamatory under any federal or state law;
(ii) an infringement of any third party's intellectual property rights (including copyright, patent, trademark, trade secret or other proprietary rights); or (iii) an infringement on any third party's rights of publicity or privacy. Each party further covenants and agrees, with respect to performance of its obligations hereunder, to comply with all laws, statutes, ordinances, and regulations.

9.   Indemnification.  (A) Network Affiliate shall indemnify and hold harmless
     ---------------
24/7, its advertisers and other suppliers and any related third parties, against and in respect of any and all claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including reasonable legal fees and expenses of attorneys chosen by 24/7) as and when incurred, arising out of or based upon any act or omission or alleged act or alleged omission by Network Affiliate in connection with the acceptance of, or the performance or non-performance by Network Affiliate of, any of its duties under this Agreement or arising from the breach by Network Affiliate of its warranties, representations or covenants contained in this Agreement.

     (B) 24/7 shall indemnify and hold harmless the Network Affiliate, its suppliers and any related third parties, against and in respect of any and all claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including reasonable legal fees and expenses of attorneys chosen by Network Affiliate) as and when incurred, arising out of or based upon any act or omission or alleged act or alleged omission by 24/7 in connection with the acceptance of, or the performance or non-performance by 24/7 of, any of its duties under this Agreement or arising from the breach by 24/7 of its warranties, representations or covenants contained in this Agreement.

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10.  No Poaching. Both parties agree that, for a period of one year from the end
     -----------
of the Term, neither it nor its affiliates will solicit or recruit the services of any employees of the other party, or hire any such employees.

11.  No Waiver.  This Agreement shall not be waived, modified, assigned or
     ---------
transferred without the other party's written consent, except that either party may assign this Agreement without the other's consent in the case of a reorganization, merger, consolidation, or sale of all or substantially all of its assets. Each party agrees that if it assigns or transfers this Agreement, it shall cause such successor, assignee, or transferee to assume all of the it's obligations hereunder. Any assignment, transfer, or assumption shall not relieve the either party of liability hereunder.

12.  Governing Law.  This Agreement shall be governed by and construed in
     -------------
accordance with the laws of the State of New York applicable to contracts made and performed therein, without regard to principles of conflicts of laws.

13.  Notices.  All notices required or permitted to be given hereunder shall be
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in writing and either hand-delivered, telecopied, mailed by certified first class mail, postage prepaid, or sent via electronic mail to the other party or parties hereto at the address(es) set forth below. A notice shall be deemed given when delivered personally, when the telecopied notice is transmitted by the sender, three business days after mailing by certified first class mail, or on the delivery date if delivered by electronic mail.

14.  Entire Agreement.  This Agreement, including the Additional Terms attached
     ----------------
hereto, constitutes the entire agreement and supersedes all prior agreements of the Parties with respect to the transactions set forth herein and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

15.  Counterparts.  This Agreement may be executed in counterparts, each of
     ------------
which shall be deemed an original and all of which together shall constitute one and the same document.

16.  Force Majeure.  Neither party shall be held liable or responsible to the
     -------------
other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including but not limited to fire, floods, failure of communications systems or networks, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party; provided, however, that the party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. Either party shall provide the other party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

17.  Severability.  Should one or more provisions of this Agreement be or become
     -------------
invalid, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this

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Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

18.  Year 2000 Readiness.  Network Affiliate and 24/7 each represents and
     -------------------
warrants that its Affiliate Technology and the 24/7 Technology, respectively, when used independently and in conjunction with other software interfaces to or from other intellectual property or other hardware or software, will have no material Year 2000-related: (i) problems with the accuracy of any component of such Affiliate Technology or 24/7 Technology, respectively, that creates, accepts, displays, stores, retrieves, accesses, recognizes, distinguishes, compares, sorts, manipulates, processes, calculates, converts or otherwise uses dates or date-related data, (ii) operating defects (including generating incorrect values with respect to date dependent data), or (iii) losses of
functionality or degradation in performance or volume capacity.   As used herein
"Year 2000" means the advent of the year 2000 and into the 21st century, and the ability to recognize dates after December 31, 1999 and leap years.

19.  Press Releases.  The parties hereof agree to obtain the prior written
     --------------
approval of the other parties hereto before issuing any press release or making any other public statement regarding the other party or the transaction.

20.  Independent Contractors.  24/7 and Network Affiliate shall each act as
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independent contractors.  Neither party shall exercise control over the activities and operations of the other party. 24/7 and Network Affiliate shall each conduct all of its business in its own name and as it deems fit, provided it is not in derogation of the other's interests. Neither party shall engage in any conduct inconsistent with its status as an independent contractor, have authority to bind the other with respect to any agreement or other commitment with any third party, nor enter into any commitment on behalf of the other, except as expressly provided for by this Agreement.

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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement this 26th day of August, 1999 (the "Effective Date").


24/7 MEDIA, INC.


By:                   /S/ THOMAS EATON
                     ------------------------
                      Name:   Thomas Eaton
                      Title: Vice President -- Business Development

E-mail address:       teaton@247media.com



NETWORK AFFILIATE:


Name of Web Site:     The AllAdvantage Viewbar at www.alladvantage.com
                                               --------------------

Corporate Name:       AllAdvantage.com
                      ----------------

Address:              25954 Eden Landing Rd.
                      ----------------------

Address:              Hayward, CA  94545
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By:                   /S/ JIM JORGENSEN
                      -----------------
Name:                 Jim Jorensen
Title:                CEO

E-mail address:       jim.jorensen@corp.alladvantage.com
                      -------------------------------------

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